Exhibit 4.1

AMENDMENT TO WARRANT AGENT AGREEMENTS

This Amendment to certain Warrant Agent Agreements (the “Agreements”) is made effective as of December 14, 2022, by and between Zion Oil & Gas, Inc., a Delaware corporation having its principal place of business at 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243 (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company with offices at 6201 15th Avenue, Brooklyn, NY 11219 (“AST”).

WHEREAS, the Company has implemented Agreements with AST as the Company’s Warrant Agent (the “Warrant Agent”), under a Warrant Agent Agreement dated August 1, 2014 for the Warrant ZNWAA and under a Warrant Agent Agreement dated October 12, 2017 for the Warrant ZNWAG;

WHEREAS, the Warrant ZNWAA has an expiration date of January 31, 2023 and the Warrant ZNWAG has an expiration date of January 8, 2023.

WHEREAS, pursuant to Section 3.2 of the Warrant Agent Agreements, the Company in its sole discretion hereby extends the duration of the above Warrants by delaying the Expiration Dates and such extension shall be identical in duration among all of the Warrants and, further, the Company may extend the duration of the Exercise Periods in accordance with Section 3.2 without registered holder consent.

WHEREAS. pursuant to Section 3.1, the Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date, provided that any such reduction shall be identical among all of the Warrants. The Company in its sole discretion hereby reduces the exercise price from $1.00 to $0.25 of the Warrant ZNWAG.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

3.1 Warrant Price

Added last paragraph for the Warrant Agent Agreement of the Warrant ZNWAG:

The Company in its sole discretion hereby reduces the exercise price from $1.00 to $0.25 of the Warrant ZNWAG.

3.2 Duration of Warrants.

Added last paragraph for each Warrant Agent Agreement:

The Company is extending the duration of the Warrant ZNWAA by one (1) year from the expiration date of January 31, 2023 to January 31, 2024 [CUSIP number 989696-182].

The Company is extending the duration of the Warrant ZNWAG by one (1) year from the expiration date of January 8, 2023 to January 8, 2024 [CUSIP number 989696-216].

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto effective as of the day and year first above written.

ZION OIL & GAS, INC.

By:	/Martin M. van Brauman/
Name:	Martin M. van Brauman
Title:	Corporate Secretary, Treasurer, EVP, Director

Date: 12/14/2022

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/Barbara J. Robbins/
Name:	Barbara J. Robbins
Title:	Senior Vice President, Regional Manager

Date: 12/14/2022